SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2003

WorldCom, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-11258	58-1521612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22001 Loudoun County Parkway, Ashburn, Virginia	20147
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 886-5600

Item 5.    Other Events.

Approval of Settlement with SEC

On August 6, 2003, the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) approved WorldCom, Inc.’s settlement with the Securities and Exchange Commission (“SEC”). The settlement was approved by the U.S. District Court for the Southern District of New York on July 7, 2003. Under the settlement, WorldCom, Inc. will satisfy the SEC’s civil penalty claim by payment of $500 million upon the effective date of WorldCom., Inc.’s emergence from Chapter 11 protection and by transfer of common stock in the reorganized company having a value of $250 million. The settlement provides that the funds paid and common stock transferred by WorldCom, Inc. in satisfaction of the SEC’s penalty claim will be distributed pursuant to the Fair Funds provisions of the Sarbanes-Oxley Act of 2002.

Second Supplement to Disclosure Statement

On August 6, 2003, the Bankruptcy Court also approved the Second Supplement to the Disclosure Statement (the “Second Supplement”) filed by WorldCom, Inc. and certain of its direct and indirect subsidiaries (collectively, “WorldCom” or the “Debtors”). The following matters were addressed in the Second Supplement:

•	Proposed Debarment by the United States General Services Administration. The United States General Services Administration (the “GSA”) has announced the proposed debarment of WorldCom from participation in federal procurement and nonprocurement programs, citing weaknesses in the Debtors’ accounting controls and the need to improve and enhance their newly established ethics office. As a result, until the Debtors remedy these concerns, WorldCom will be ineligible to be awarded new contracts with the federal government and existing contracts will not be renewed or otherwise extended. The proposed debarment will not affect WorldCom’s existing contracts with state and federal government customers.

•	Investigation of the Department of Justice into Allegations of Improper Routing of Network Traffic. The United States Attorney for the Southern District of New York has issued a subpoena and opened an investigation relating to alleged projects that would have resulted in the routing of network traffic or alteration of transmission data in a manner intended to unlawfully avoid or reduce charges payable to the local exchange company serving the called party. Based on a preliminary internal review, the Debtors believe that their current practices in terminating calls comply with all legal and regulatory requirements. Alleging injury based upon these practices, AT&T has filed a “second” objection to confirmation of WorldCom’s plan of reorganization (the “Plan”) in the Bankruptcy Court seeking to amend certain provisions of the Plan to protect its rights to file a claim that it asserts arose during the postpetition, pre-confirmation period. Contemporaneously with the filing of the Second Supplement, the Debtors filed a response to AT&T’s allegations describing the factual circumstances involved in AT&T’s charges and explaining why the Debtors believe AT&T’s legal claims are without foundation.

•	Investigation of the FCC Into Allegations of Improper Routing of Network Traffic. The Enforcement Bureau of the FCC has also initiated an investigation into allegations that WorldCom may have violated certain FCC rules by withholding, substituting, or modifying information associated with interstate interexchange traffic. WorldCom is promptly acting to provide the FCC the information requested. The Debtors believe that upon a review of the information relating to these practices, the FCC will similarly conclude that the allegations are baseless.

Reconciliation of Non-GAAP Financial Measures

WorldCom has examined the Revised Projected Financial Information annexed to the First Supplement to the Disclosure Statement in light of the GSA’s action discussed above and a discussion of the financial impact is set forth on Exhibit “B” to the Second Supplement attached as Exhibit 99 hereto and incorporated by reference herein. The Second Supplement includes revised projected earnings before interest, taxes, depreciation and amortization (EBITDA) for 2003-2005. The financial impact on the Debtors’ estates of the proposed debarment will be dependent to a large extent on the length of time WorldCom remains on the GSA’s Excluded Parties Listing System. Accordingly, management has estimated the financial impact on the Debtors’ business plan under the assumption that WorldCom is recertified as of either November 1, 2003 or July 1, 2004. Assuming that WorldCom is recertified by the GSA as of November 1, 2003 to compete for new federal government contracts and to renew existing contracts when they expire, the estimated negative impact of the proposed debarment on the projections of net income, cash flow from operating activities and EBITDA set forth in the Supplement to WorldCom’s Disclosure Statement dated July 9, 2003 (the “First Supplement”) would, in each case, be $8 million, $18 million and $12 million in 2003, 2004 and 2005, respectively. Accordingly, assuming recertification as of November 1, 2003, net income for those years is now projected to be $0.527 billion, $1.057 billion and $1.179 billion, respectively, cash flow from operating activities is now projected to be $3.272 billion, $2.872 billion and $3.219 billion, respectively, and EBITDA is now projected to be $2.667 billion, $3.672 billion and $4.059 billion, respectively.

Assuming that WorldCom is recertified by the GSA as of July 1, 2004, the estimated negative impact of the proposed debarment on projected net income, as set forth in the First Supplement, would be $8 million, $105 million and $137 million in 2003, 2004 and 2005, respectively, and the estimated negative impact on projected cash flow from operating activities, as set forth in the First Supplement, would be $8 million, $107 million and $143 million in 2003, 2004 and 2005, respectively. The estimated negative impact on projected EBITDA, as set forth in the First Supplement, would be $8 million, $107 million and $143 million, respectively. Accordingly, assuming that WorldCom is recertified by the GSA as of July 1, 2004, net income in 2003, 2004 and 2005 is now projected to be $0.527 billion, $0.970 billion and $1.054 billion, respectively, cash flow from operating activities is now projected to be $3.272 billion, $2.783 billion and $3.088 billion, respectively, and EBITDA is now projected to be $2.667 billion, $3.583 billion and $3.928 billion in 2003, 2004 and 2005, respectively.

The projections are based on a number of assumptions made by management with respect to future performance of WorldCom’s various lines of business.

Set forth below is a reconciliation of EBITDA to net income and cash flow from operating activities, in each case as revised to reflect the estimated impact of the proposed debarment by the GSA:

Assuming Recertification as of November 1, 2003

	Projected
	for the year ended December 31,
	2003	2004	2005
	(amounts in millions)
Earnings before interest, taxes, depreciation and amortization	$2,667	$3,672	$4,059

Depreciation and amortization expense	(1,462)	(1,656)	(1,841)
Interest expense	(132)	(416)	(387)
Reorganization items	(511)	4	14
Income tax expense	(109)	(609)	(698)
Minority interests	37	21	5
Income from discontinued operations	37	41	27

Net income	527	1,057 *	1,179

Adjustments to cash flow
Restructuring charge (non-cash item)	526	0	0
Changes in working capital	398	(234)	44
Advances to discontinued operations	2	39	22
Deferred taxes and other liabilities	266	406	165
Other	165	10	0
Income from discontinued operations	(37)	(41)	(27)
Minority interests	(37)	(21)	(5)
Depreciation and amortization expense	1,462	1,656	1,841

Total cash flow adjustments	2,745	1,815	2,040

Cash flow from operating activities	$3,272 *	$2,872 *	$3,219 *

* Minor differences due to rounding

Assuming Recertification as of July 1, 2004

	Projected
	for the year ended December 31,
	2003	2004	2005
	(amounts in millions)
Earnings before interest, taxes, depreciation and amortization	$2,667	$3,583	$3,928

Depreciation and amortization expense	(1,462)	(1,654)	(1,835)
Interest expense	(132)	(416)	(387)
Reorganization items	(511)	4	14
Income tax expense	(109)	(609)	(698)
Minority interests	37	21	5
Income from discontinued operations	37	41	27

Net income	527	970	1,054

Adjustments to cash flow
Restructuring charge (non cash item)	526	0	0
Changes in working capital	398	(234)	44
Advances to discontinued operations	2	39	22
Deferred taxes and other liabilities	266	406	165
Other	165	10	0
Income from discontinued operations	(37)	(41)	(27)
Minority interests	(37)	(21)	(5)
Depreciation and amortization expense	1,462	1,654	1,835

Total cash flow adjustments	2,745	1,813	2,034

Cash flow from operating activities	$3,272	$2,783	$3,088 *

* Minor differences due to rounding

Management of WorldCom believes that EBITDA is a useful measure in assessing WorldCom’s liquidity. Management has presented EBITDA projections for 2003 through 2005 because creditors of WorldCom will receive notes and/or common stock upon WorldCom’s emergence from Chapter 11 proceedings. EBITDA is not a measurement presented in accordance with generally accepted accounting principles, or GAAP, and is not intended to be used in lieu of GAAP presentations of results of operations and cash provided by operating activities. EBITDA is commonly used by debt holders as a measurement to determine the ability of an entity to meet its interest obligations. EBITDA is also useful for shareholders as a measurement to determine the performance of an entity. WorldCom has reconciled EBITDA to cash provided by operating activities and net income to present the GAAP measures of liquidity and financial performance.

WorldCom does not, as a matter of course, publish its business plans and strategies or projections, anticipated financial position or results of operations. Accordingly, WorldCom does not anticipate that it will, and disclaims any obligation to, furnish updated business plans or projections after the confirmation date of its Plan, or to include such information in documents required to be filed with the SEC or otherwise to make such information public.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

	Exhibit 99	Second Supplement to Debtors’ Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code

Cautionary Statement Regarding Forward-Looking Statements

The projections included in this report and the exhibit attached hereto may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The projections assume that the Plan will be implemented in accordance with its stated terms. The projections are based on forecasts of key economic variables and may be significantly affected by matters arising out of lawsuits and ongoing internal and government investigations relating to WorldCom’s previously announced restatements of its financial results and other matters; by changes in the competitive environment; by regulatory changes and future changes in technology; and by a variety of other factors. Accordingly, the estimates and assumptions underlying the projections are inherently uncertain and are subject to significant business, economic and competitive uncertainties. Therefore, such projections, estimates and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable or more favorable than as set forth.

Although every reasonable effort was made to be accurate, the projections are only an estimate, and actual results may vary considerably from the projections. In addition, the uncertainties that are inherent in the projections increase for later years in the projection period, due to increased difficulty associated with forecasting levels of economic activity and performance at more distant points in the future. Consequently, the projected information included herein and the exhibit attached hereto should not be regarded as a representation by WorldCom, WorldCom’s advisors or any other person that WorldCom will achieve the projected results. The projections were not prepared with a view towards compliance with generally accepted accounting principles, the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections or forecasts. The projections have not been audited or reviewed by WorldCom’s independent certified accountants. You are cautioned not to place undue reliance on these projections.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDCOM, INC.
(Registrant)

By:	/S/ ROBERT T. BLAKELY

Name:	Robert T. Blakely
Title:	Executive Vice President and Chief Financial Officer

Dated: August 8, 2003

EXHIBIT INDEX

Exhibit Number	Description

99	Second Supplement to Debtors’ Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code